EXHIBIT 99.1

For Immediate Release

For more information:
Rex S. Schuette

Chief Financial Officer

706-781-2265

rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. REPORTS

THE RETIREMENT OF DAVID SHEARROW AND THE

SEPARATION OF THE CHIEF RISK OFFICER ROLE

BLAIRSVILLE, GA, October 2, 2014 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today reported that David Shearrow, executive vice president and chief risk officer, announced his retirement effective January 31, 2015. With Mr. Shearrow’s retirement, the company has decided it will separate the roles of chief risk officer and chief credit officer in order to enhance the company’s expertise in risk and credit management. Presently, these roles are combined under Shearrow. Effective December 1, 2014, Brad Miller will become chief risk officer in tandem with his ongoing role as general counsel. United, which is in the process of conducting a search for the chief credit officer position, expects to have that role filled before Mr. Shearrow’s retirement.

Jimmy Tallent, United’s president and chief executive officer, stated, “Consistent with the structures of other growth-oriented banks our size and larger, we believe that this is an opportune time to separate our risk and credit management disciplines under the new roles of chief risk officer and chief credit officer. Brad will focus primarily on enterprise risk management and work with David during this transition. In his new position, Brad will report to me, and the chief credit officer will report to Lynn Harton, chief operating officer.”

Mr. Tallent continued, “David has been a fabulous member of our management team. Not only does he have my greatest respect, but also that of our Board and employees. He has decided to devote his full attention to the pastorate of a local church body and also participate in other mission activities. We admire his dedication to a calling that we know he will serve extremely well, just as he has served United.”

Mr. Shearrow said, “I have enjoyed my 33-year banking career, and especially my tenure with United since starting in 2007. We faced great challenges during the ‘Great Recession’ and I highly admire everyone who pulled together to bring the bank back to a healthy financial condition and poised for a bright future. United is positioned for growth and a continued legacy as the Bank that Service Built.”

About United Community Banks, Inc.

United Community Banks, Inc. is a bank holding company based in Blairsville, Georgia, with $7.4 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast region’s largest full-service banks, operating 103 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in providing personalized community banking services to individuals, small businesses and corporations. Services include a full range of consumer and commercial banking services, including mortgage, advisory and treasury management products. United Community Bank is consistently recognized for its outstanding customer service by national survey organizations. Additional information about the company and the bank's full line of products and services can be found at www.ucbi.com.